UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERISAFE®

2022

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

FROM OUR Chairman of the Board

April 29, 2022

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 10, 2022, beginning at 9:00 a.m. CST at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2021 and comment on our outlook for the remainder of 2022. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 10th.

Sincerely,

Jared A. Morris Chairman

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 10, 2022

The 2022 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 10, 2022, beginning at 9:00 a.m. CST at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2025 annual meeting of shareholders;
2.	to approve the Company’s 2022 Equity and Incentive Compensation Plan;
3.	to conduct an advisory vote on the Company’s executive compensation;
4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022; and
5.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2021. Holders of record of the Company’s common stock as of the close of business on April 18, 2022 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Shirley
Executive Vice President, Chief Administrative Officer and Secretary

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

DeRidder, Louisiana

April 29, 2022

TABLE OF CONTENTS

Page
Proposal 1 Election of Directors	- 3 -
Proposal 2 Approval of 2022 Equity and Incentive Compensation Plan	- 8 -
Proposal 3 Advisory Vote on Executive Compensation	- 18 -
Proposal 4 Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2022	- 19 -
Corporate Governance and Board Information	- 20 -
Compensation Discussion and Analysis	- 32 -
Compensation Committee Report	- 45 -
Executive Compensation	- 46 -
Equity Compensation Plan Information	- 55 -
Security Ownership of Management and Certain Beneficial Holders	- 56 -
Compensation Committee Interlocks and Insider Participation	- 58 -
Audit Committee Report	- 59 -
Independent Public Accountants	- 60 -
Shareholder Proposals for the 2023 Annual Meeting of Shareholders	- 61 -
Other Matters	- 61 -
Appendix A – 2022 Equity and Incentive Compensation Plan	- 62 -

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2022 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 3, 2022.

Record holders of the Company’s common stock as of the close of business on April 18, 2022 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 18, 2022, there were 19,320,422 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;
•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or
•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;
•	delivering a new proxy bearing a date after the date of the proxy being revoked; or
•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of three directors to serve until the 2025 annual meeting of shareholders;
•	FOR the approval of the 2022 Equity and Incentive Compensation Plan;
•	FOR the approval of the compensation of our executive officers, as disclosed in this proxy statement;
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022; and
•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2022, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 –	Election of directors	Plurality (that is, the largest number) of the votes cast; provided that any director that does not receive a majority of the votes cast is required to submit his or her resignation	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2	Approval of 2022 Equity and Incentive Compensation Plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast and will have no effect

No. 3 –	Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast and will have no effect

No. 4 –	Ratification of the appointment of Ernst &Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $10,000 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2025. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Teri G. Fontenot, Billy B. Greer, and Jared A. Morris, each of whom currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2025

TERI G. FONTENOT
Age 68, has served as a director of the Company since January 2016

Ms. Fontenot served as President and Chief Executive Officer of Woman’s Hospital from 1996 until her retirement in March 2019. Upon her retirement, Ms. Fontenot was named Chief Executive Officer Emeritus. From 2011 to 2013, Ms. Fontenot served on the American Hospital Association Board and was the chair in 2012. Ms. Fontenot has served as a director for LHC Group, Inc., a national provider of in-home health care services, since March 2019 and AMN Healthcare, a healthcare staffing provider, since September 2019.

Ms. Fontenot brings to the Board substantial experience as a former chief executive officer and chief financial officer of healthcare institutions and as chair of an insurance provider for over ten years. Her experience in the healthcare and insurance industries provide her with valuable insight into the issues affecting the Company and our policyholders. She is also an inactive certified public accountant. This experience enables her to serve on the Audit Committee as an “audit committee financial expert.”

BILLY B. GREER
Age 57, has served as a director of the Company since March 2022

Mr. Greer is Managing Director for PGIM Private Capital, a division of Prudential Financial, a position he has held since 2012. From 2004 until 2011 Mr. Greer served as Senior Vice President of PGIM and Vice President from 1999 until 2004. He is also an inactive certified public accountant.

Mr. Greer possesses deep expertise in the areas of investment management, business development and asset administration. In particular, this experience will enhance the Board’s capabilities with respect to oversight of our investment portfolio.

3

JARED A. MORRIS
Age 47, has served as a director of the Company since 2005

Mr. Morris has served as our lead director from November 2012 until he was appointed Chairman of the Board in April 2016. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.” He serves on the board of directors of First National Bank of DeRidder and the Audit Committee of Beauregard Health System. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris is currently our Chairman of the Board and the former chair of the Nominating and Corporate Governance Committee. In these capacities, he has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, enhances the Board’s business sophistication.

4

Current directors whose terms expire at the Annual Meeting in 2023

MICHAEL J. BROWN
Age 58, has served as a director of the Company since November 2014

Mr. Brown serves as Chair of the Compensation Committee. Mr. Brown Mr. Brown was President of Regional Banking for First Horizon from July 2020, when First Horizon completed its merger with IberiaBank Corp., until his retirement on December 31, 2021. From September 2009 until July 2020, Mr. Brown was the Vice Chairman and Chief Operating Officer of IberiaBank Corp., managing IberiaBank’s retail and commercial banking operations. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of IberiaBank Corp. Prior to joining IberiaBank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company and enables him to serve on the Audit Committee as an “audit committee financial expert.”

G. JANELLE FROST
Age 51, has served as a Director since April 2016

Ms. Frost has served as the Company’s Chief Executive Officer since April 2015 and President since September 2013. Prior to becoming Chief Executive Officer, Ms. Frost served as Chief Operating Officer from May 2013 to April 2015. She served as Executive Vice President and Chief Financial Officer from November 2008 to April 2013 and Controller from May 2004 to November 2008. She has been employed with the Company since 1992. Ms. Frost currently serves as chair of the board of directors of the New Orleans Branch of the Federal Reserve Bank of Atlanta.

Ms. Frost’s over 25 years of experience with the Company and her performance in numerous roles with the Company gives her in-depth knowledge of the Company’s business and insurance industry. Her tenure with the Company provides valuable insight about operational and strategic matters impacting the Company.

SEAN M. TRAYNOR
Age 53, has served as a director of the Company since March 2020

Mr. Traynor previously served as a director for the Company from 2001 until 2013. He is currently a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm that he joined in March 1999. Mr. Traynor has served as a director for Innovage Holding Corp., a healthcare company, since 2015 and Managed Markets Insights and Technology since 2018. Mr. Traynor has also served as a director for Universal American Financial Corporation, a health insurer, and K2M, Inc., a provider of medical products.

Mr. Traynor has strong expertise in the insurance and healthcare industries through his role and as at Welsh, Carson, Anderson & Stowe, which invests in companies in both industries. Mr. Traynor’s experience with companies in these industries provides valuable insight to the Board regarding industry trends that affect the Company.

5

Current directors whose terms expire at the Annual Meeting in 2024

PHILIP A. GARCIA
Age 65, has served as a director of the Company since 2010

Mr. Garcia serves as Chair of the Audit Committee. He retired from the Erie Insurance Group in April 2009, where he served as executive vice president and chief financial officer for the final 12 years of his 28-year career with that company. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as chief financial officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. He is also an inactive certified public accountant. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

MILLARD E. MORRIS
Age 77, founded the Company in 1985

Mr. Morris was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Mr. Morris serves as Chair of the Risk Committee. From 1996 until 2015, he served as the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

6

RANDALL E. ROACH
Age 71, has served as a director of the Company since March 2007

Mr. Roach serves as Chair of the Nominating and Corporate Governance Committee. Mr. Roach is an attorney and served as the Mayor of Lake Charles, Louisiana from 2000 until 2017. In 2016 he was also appointed to serve on the legislative task force on Structural Changes in Budget and Tax Policy. Prior to assuming his duties as Mayor, Mr. Roach served as a member of the Louisiana House of Representatives from 1988 thru 1995. He also served as Chairman of the House National Resources Committee in 1994.

As a practicing attorney, Mr. Roach was engaged in the practice of law focusing on real estate, trusts and estate and business law. He is a director of The First National Bank of Louisiana and Financial Corporation of Louisiana. Mr. Roach has also served as an adjunct instructor in the field of Business Law at McNeese State University.

Mr. Roach’s experience as an attorney and as an elected government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

7

PROPOSAL 2

Approval of the AMERISAFE, Inc. 2022 Equity and Incentive Compensation Plan

Overview

We are asking shareholders to approve the AMERISAFE, Inc. 2022 Equity and Incentive Compensation Plan (the “2022 Plan”).  Our Board of Directors is recommending that the Company’s shareholders vote in favor of the 2022 Plan, which will succeed the AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “2012 Plan”).  The 2012 Plan has shares remaining available for new awards as of the date of this proxy statement, but if the 2022 Plan is approved by our shareholders, no further grants will be made under the 2012 Plan.  However, outstanding awards under the 2012 Plan will generally continue in effect in accordance with their terms.

The 2022 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among 2022 Plan participants.

Shareholder approval of the 2022 Plan would constitute approval of 500,000 common shares, $0.01 par value per share, of the Company (“Common Shares”) to be available for awards under the 2022 Plan, as described below and in the 2022 Plan, with such amount subject to adjustment, including under the 2022 Plan’s share counting rules.  If the 2022 Plan is approved by our shareholders, it will be effective as of the day of the Annual Meeting.  If the 2022 Plan is not approved by our shareholders, no awards will be made under the 2022 Plan, and the 2012 Plan will remain in effect until June 15, 2022.

The actual text of the 2022 Plan is attached to this Proxy Statement as Appendix A.  The following description of the 2022 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Believe You Should Vote for this Proposal

The 2022 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the forms described below for the purpose of providing 2022 Plan participants incentives and rewards for performance and/or service.  Some of the key features of the 2022 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2022 Plan is critical to achieving this success.  We would be at a significant competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.  The use of Common Shares as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

As of April 18, 2022, 269,839 Common Shares remained available for issuance under the 2012 Plan, disregarding shares potentially issuable for outstanding performance-based awards, as described below. However, as noted above, the 2012 plan will expire by it terms on June 15, 2022. Therefore, if the 2022 Plan is not approved, it may be necessary to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders.  Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2012 Plan, and the potential dilution associated with the 2022 Plan.  This information is as of April 18, 2022.  As of that date, there were approximately 19,320,422 Common Shares outstanding.  As of that date, approximately 160,093 shares (approximately 0.8% of our outstanding Common Shares) were subject to outstanding awards under the 2012 Plan (consisting of 12,821 time-based restricted shares and the estimated number of shares to be issued to satisfy performance-based awards 147,272).  For purposes of outstanding performance-based awards (which are denominated in cash until share settlement), we have calculated an estimated number of shares to be issued under such awards by dividing the estimated dollar value of such awards as of September 30, 2021 by the closing price of a Common Share on April 18, 2022. Although the 2012 Plan does not count shares as used until they are issued or delivered pursuant to an award, for purposes of this proposal we view the outstanding awards described above as reducing the available shares under the 2012 Plan. On that basis, 122,567 shares (approximately 0.6% of our outstanding Common Shares) were available for future awards under the 2012 Plan as of April 18¸2022.  As a result, we view the 2012 Plan as representing an overhang percentage (in other words, potential dilution of the holders of Common Shares) of approximately 1.5% as of April 18, 2022 (based on the 282,660 total shares subject to outstanding awards and available for future awards as of such date).

The proposed additional 500,000 Common Shares available for awards under the 2022 Plan represent approximately 2.6% of our outstanding Common Shares as of April 18, 2022, a percentage that reflects the simple dilution of the holders of Common Shares that could occur if the 2022 Plan is approved.  Factoring in both those additional shares and the 282,660 Common Shares subject to outstanding awards or available for future awards under the 2012 Plan, the approximate total overhang under the 2012 Plan and the 2022 Plan is 782,660 Common Shares (or approximately 4.1% of the Common Shares outstanding as of April 18, 2022).  However, as noted above, no further grants will be made under the 2012 Plan upon the effective date of the 2022 Plan.

Based on the closing price on Nasdaq Global Select Market for our Common Shares on April 18, 2022 of $46.61 per share, the aggregate market value as of April 18, 2022 of the new 500,000 Common Shares requested under the 2022 Plan was $23,305,000.

In 2019, 2020 and 2021, awards under the 2012 Plan covered 22,713 shares, 23,207 shares, and 27,388 shares, respectively.  Because the number of shares to be issued to satisfy our performance-based awards (which are cash-denominated) is not determinable as of the dates of grant, these numbers reflect, for each year, the number of shares subject to time-based awards granted during such year, plus the number of shares actually earned under performance-based awards during such year.  As a result, based on our basic weighted average Common Shares outstanding for those fiscal years of 19,248,657, 19,288,966, and 19,322,391, respectively, for the three-fiscal-year period 2019-2021, our average burn rate, not taking into account forfeitures, was approximately 0.13% (our individual years’ burn rates were 0.12% for fiscal 2019, 0.12% for fiscal 2020 and 0.14% for fiscal 2021).

In determining the number of shares to request for approval under the 2022 Plan, our management worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2022 Plan.

If the 2022 Plan is approved, we intend to utilize the shares authorized under the 2022 Plan to continue our practice of incentivizing key individuals through equity grants.  We currently anticipate that the shares requested in connection with the approval of the 2022 Plan will last for the entire ten-year life of the 2022 Plan, based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially.  As noted below, our Compensation Committee retains full discretion under the 2022 Plan to determine the number and amount of awards to be granted under the 2022 Plan, subject to the terms of the 2022 Plan, and future benefits that may be received by participants under the 2022 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years.  We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation.  Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2022 Plan Highlights

Below are certain highlights of the 2022 Plan.  These features of the 2022 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2022 Plan and shareholders’ interests, consistent with sound corporate governance practices.

Reasonable 2022 Plan Limits.  Generally, up to 500,000 Common Shares, plus the number of Common Shares that are added (or added back, as applicable) to the aggregate number of shares available under the 2022 Plan pursuant to the share counting rules of the 2022 Plan (as described below), may be issued or transferred pursuant to 2022 Plan awards.  These shares may be shares of original issuance or treasury shares, or a combination of the two.  Generally, the aggregate number of Common Shares available for issuance or transfer under the 2022 Plan will be reduced by one Common Share for every one Common Share issued or transferred in connection with an award granted under the 2022 Plan.  Common Shares covered by an award granted under the 2022 Plan will not be counted as used unless and until they are actually issued or transferred to a participant.

Minimum Vesting Requirement.  The 2022 Plan provides for certain minimum vesting periods for awards granted to participants other than non-employee directors that consist of restricted shares, restricted share units (“RSUs”), performance shares, performance units, cash incentive awards and certain other awards.  Specifically, if such an award vests based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that vesting may occur ratably during the three-year period, on at least an annual basis, as determined by the Committee.  If an award vests upon the achievement of management objectives, then such award may not vest sooner than one year from the date of grant (or, in the case of performance shares, performance units and cash incentive awards, after a one-year performance period).  Notwithstanding anything in the 2022 Plan to the contrary, up to 10% of the maximum number of Common Shares that may be issued or transferred under the 2022 Plan, as may be adjusted under the terms of the 2022 Plan, may be used for (1) awards of restricted shares, RSUs, performance shares, performance units, cash incentive awards and other awards granted to participants other than non-employee directors that do not comply with the applicable three-year or one-year vesting requirements set forth in the 2022 Plan plus (2) awards granted to non-employee directors.

Incentive Stock Option Limit.  The 2022 Plan also provides that, subject as applicable to adjustment as described in the 2022 Plan, the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 500,000 Common Shares.

Limited Share Recycling Provisions.  Subject to certain exceptions described in the 2022 Plan, if any Common Shares issued or transferred pursuant to an award granted under the 2022 Plan are forfeited, or an award granted under the 2022 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available (or continue to be available) for issuance or transfer under the 2022 Plan.  Additionally, if after the effective date of the 2022 Plan, any Common Shares issued or transferred pursuant to an award granted under the 2012 Plan are forfeited, the Common Shares subject to such award will, to the extent of such forfeiture, be available for awards under the 2022 Plan.  Further, the following will reduce the aggregate number of Common Shares available under the 2022 Plan:

•

If Common Shares are withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2022 Plan, the total number of Common Shares covered by the stock option being exercised;

•	Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards granted under the 2022 Plan; and
•

Common Shares subject to a stock appreciation right, to the extent it is exercised and settled in Common Shares, and whether or not all Common Shares covered by the stock appreciation right are actually issued to the participant on exercise.

Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options will not be added to the aggregate number of Common Shares available for issuance or transfer under the 2022 Plan.

Further, if a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available for issuance or transfer under the 2022 Plan.

No Repricing Without Shareholder Approval.  Outside of certain corporate transactions or adjustment events described in the 2022 Plan or in connection with a “change in control,” the exercise or base price of stock options and stock appreciation rights (“SARs”) cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the 2022 Plan.

Change in Control Definition.  The 2022 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or Base Price Limitation.  Except with respect to certain converted, assumed or substituted awards as described in the 2022 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Clawback Provisions.  The 2022 Plan includes clawback provisions, as described below.

Summary of Other Material Terms of the 2022 Plan

Administration.  The 2022 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2022 Plan.  However, at the discretion of the Board of Directors, the 2022 Plan may be administered by the Board of Directors, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the 2022 Plan.  References to the “Committee” in this proposal refer to the Compensation Committee, such other committee designated by the Board of Directors, or the Board of Directors, as applicable.  Subject to applicable law, the Committee may delegate certain administrative duties to officers, agents or advisors.  In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2022 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2022 Plan, and (2) determine the size of such awards.  However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act of 1934.

Eligibility.  Any person who is selected by the Committee to receive benefits under the 2022 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2022 Plan.  In addition, persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2022 Plan.  As of April 18, 2022, the Company and its subsidiaries had approximately 377 employees, and the Company had 8 non-employee directors. Although consultants of the Company and its subsidiaries are eligible to participate in the 2022 Plan, we have not granted equity awards to consultants in recent years and, due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate in the 2022 Plan. We do not currently expect to make material grants of awards under the 2022 Plan to consultants. The basis for participation in the 2022 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Evidence of Awards.  Generally, each grant of an award under the 2022 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2022 Plan.

Treatment of Awards on Termination or Change in Control.  Awards under the 2022 Plan may be subject to service-based vesting requirements, and the Committee may specify management objectives regarding the vesting of such awards.  However, such awards may provide for continued vesting or earlier vesting (1) in the event of the retirement, death or disability of a participant or (2) in the event of a change in control where either (A) within a specified period the participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) the award is not assumed or converted into replacement awards in a manner described in the Evidence of Award.

Types of Awards Under the 2022 Plan.  Pursuant to the 2022 Plan, the Company may grant cash awards and restricted shares, RSUs, stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.  A brief description of the types of awards which may be granted under the 2022 Plan is set forth below.

Restricted Shares.  Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee.  Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.  Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares.  Any such dividends or other distributions on restricted shares will be deferred until, and paid contingent upon, the vesting of such restricted shares.

RSUs.  RSUs awarded under the 2022 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Committee may specify.  Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.  During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them.  The Committee may, at or after the date of grant, authorize the payment of dividend equivalents on such RSUs on a deferred and contingent basis, either in cash or in additional Common Shares.  However, dividend equivalents or other distributions on Common Shares underlying RSUs will be deferred until, and paid contingent upon, the vesting of such RSUs.  Each grant or sale of RSUs will specify the time and manner of payment of the

RSUs that have been earned.  An RSU may be paid in cash, Common Shares or any combination of the two.

Stock Options.  A stock option is a right to purchase Common Shares upon exercise of the stock option.  Stock options granted to an employee under the 2022 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both.  Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee.  To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates.  Stock options granted under the 2022 Plan may not provide for dividends or dividend equivalents.

SARs.  A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price of the SAR and the value of our Common Shares on the date of exercise.  A SAR may be paid in cash, Common Shares or any combination of the two.  SARs granted under the 2022 Plan may not provide for dividends or dividend equivalents.

Stock Option and SAR Expiration.  The term of a stock option or SAR may not extend more than 10 years from the date of grant, and the Committee may provide in an Evidence of Award for the automatic exercise of a stock option or SAR.

Performance Shares, Performance Units and Cash Incentive Awards.  A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee.  Each grant of a cash incentive award, performance shares or performance units will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.  Each grant will specify management objectives regarding the earning of the award.  Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that has been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Awards to Non-Employee Directors.  Subject to the applicable limits set forth in the 2022 Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of stock options, SARs or Other Awards (as defined below) and may also authorize the grant or sale of Common Shares, restricted shares or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by the Committee, will not be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each stock option and SAR granted under the 2022 Plan to a non-employee director will expire not more than 10 years from the date of grant. If a non-employee director subsequently becomes an employee of the Company or a subsidiary of the Company while remaining a member of the Board, any award held under the 2022 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted shares, RSUs or other awards under the 2022 Plan in lieu of cash.

Other Awards.  Subject to applicable law and applicable share limits under the 2022 Plan, the Committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, as further described in the 2022 Plan.  The terms and conditions of any such awards will be determined by the Committee.  In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2022 Plan.  The Committee may also authorize the grant of Common Shares as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional Common Shares.  However, dividend equivalents or other distributions on Common Shares underlying Other Awards will be deterred until, and paid contingent upon, the earning and vesting of such awards.

Change in Control.  The 2022 Plan includes a definition of “change in control.”  In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the 2022 Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the 2022 Plan):  (1) the acquisition by any person or entity of beneficial ownership of 35% or more of the then outstanding securities of the Company entitled to vote generally in the election of directors; (2) a majority of the Board ceases to be comprised of incumbent directors (as defined in the 2022 Plan); (3) the consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction that results in a substantial change in the ownership or leadership of the Company (as further described in the 2022 Plan); or (4) approval by our shareholders of a complete liquidation or dissolution of the Company, except as otherwise provided in the 2022 Plan.

Management Objectives.  The 2022 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.  Management objectives are defined as the performance objective(s) established pursuant to the 2022 Plan for applicable awards.  The management objectives applicable to an award under the 2022 Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):  (1) cash flow/net assets ratio; (2) return on assets, capital or investment; (3) return on equity; (4) earnings per share growth; (5) revenue growth; (6) total shareholder return; (7) loss ratio; (8) expense ratio; (9) combined ratio; (10) direct premiums written or premium volume; (11) net income (before or after taxes); (12) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (13) market share; (14) cost reduction goals; (15) earnings from continuing operations; (16) levels of expense, costs or liabilities; (17) operating profit; (18) sales or revenues; (19) stock price appreciation; or (20) implementation or completion of critical projects or processes.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards.  Except as otherwise provided by the Committee, and subject to the terms of the 2022 Plan with respect to Section 409A of the Code, no awards under the 2022 Plan will be transferrable by a participant except by will or the laws of descent and distribution.  In no event will any such award granted under the 2022 Plan be transferred for value.

Adjustments; Corporate Transactions.  The Committee will make or provide for such adjustments in: (1) if applicable, the number of and kind of Common Shares covered by awards under the 2022 Plan; (2) the exercise price or base price provided in outstanding stock options and SARs, respectively; (3) cash incentive awards; and (4) other award terms, as the Committee in its sole discretion, determines in good faith is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2022 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may cancel such stock option or SAR without any payment to the person holding such stock option or SAR.  The Committee will make or provide for such adjustments to the number of Common Shares available under the 2022 Plan and the share limits of the 2022 Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect such transaction or event, subject to certain tax-based limitations.

Detrimental Activity and Recapture.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity as described in the 2022 Plan, in the applicable Evidence of Award or in such clawback policy.  In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Withholding.  To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2022 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit.  If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld.  When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant.  The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income.  In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2022 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee.

Amendment and Termination of the 2022 Plan.  The Board of Directors generally may amend the 2022 Plan from time to time in whole or in part, subject to shareholder approval in certain circumstances as required under the 2022 Plan, applicable law, or stock exchange rules.

Further, subject to the 2022 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively, subject in certain circumstances to participant consent.  If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2022 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2022 Plan or waive any other limitation or requirement under any such award.

The Board of Directors may, in its discretion, terminate the 2022 Plan at any time.  Termination of the 2022 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.  No grant will be made under the 2022 Plan on or after the tenth anniversary of the effective date of the 2022 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2022 Plan.

Allowances for Conversion Awards and Assumed Plans.  Common Shares issued or transferred under awards granted under the 2022 Plan in substitution for or conversion of, or in connection with an assumption of, restricted shares, RSUs, stock options, SARs or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2022 Plan limits described above.  Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2022 Plan, under circumstances further described in the 2022 Plan, but will not count against the aggregate share limit or other 2022 Plan limits described above.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2022 Plan because the grant and actual settlement of awards under the 2022 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2022 Plan based on Federal income tax laws in effect.  This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2022 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares.  The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code.  However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will generally have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares over any purchase price.

RSUs, Performance Shares, Performance Units, and Cash Incentive Awards.  No income generally will be recognized upon the grant of RSUs, performance shares, performance units or cash incentive awards.  Upon payment in respect of such awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received (reduced by any amount paid by the recipient).

Nonqualified Stock Options and SARs.  In general:

•	no income will be recognized by a grantee at the time a non-qualified stock option or SAR is granted; and
•

at the time of exercise of a non-qualified stock option or SAR, ordinary income will be recognized by the grantee in an amount equal to, in the case of a non-qualified stock option, the difference between the option price paid for the shares and the fair market value of the unrestricted shares on the date of exercise and, in the case of a SAR, the amount of cash received and the fair market value of any unrestricted shares received.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code.  If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares.  Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, it is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2022 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2022 Plan by our shareholders.

Vote Required

The affirmative vote of a majority of the holders of our common shares entitled to vote and present at the Annual Meeting is required to approve the 2022 Plan. Accordingly, abstentions will have the effect of a vote against this proposal.  Broker non-votes will not have any effect on the adoption of this proposal.

The Board recommends a vote “FOR” the approval of the 2022 Plan.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2023.

We encourage shareholders to review the information regarding our compensation practices and decisions as described below under the heading “Compensation Discussion and Analysis.” We seek to offer our employees, including our named executive officers, a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Corporate governance and board information

Board of Directors

The Board presently consists of eight non-employee directors and one employee director. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2021 are briefly described below.

Board Service:
Annual cash retainer	$50,000
Annual restricted stock award	50,000
Board Committee Service:
Chairman annual retainer	$45,000
Audit Committee Chair annual cash retainer	20,000
Compensation Committee Chair annual cash retainer	17,500
Nominating and Corporate Governance Committee Chair annual cash retainer	12,500
Risk Committee Chair annual cash retainer	12,500
Committee member annual cash retainer	5,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors. Any director who is an employee of the Company does not receive additional compensation for serving as a director.

The amount of restricted stock granted to each non-employee director is equal to $50,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated initial restricted stock grant at that time. Awards to non-employee directors are made under the Director Plan.

On June 11, 2021, each non-employee director was granted 801 shares of restricted stock.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Michael J. Brown	$72,500	$49,982	$122,482
Teri G. Fontenot	60,000	49,982	109,982
Philip A. Garcia	75,000	49,982	124,982
Billy B. Greer (2)	—	—	—
Jared A. Morris	110,000	49,982	159,982
Millard E. Morris	62,500	49,982	112,482
Randall E. Roach	67,500	49,982	117,482
Sean M. Traynor	60,000	49,982	109,982

__________

1.

The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $49,982. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for information regarding the assumptions made in determining these values. As of December 31, 2021, each non-employee director held 801 shares of restricted stock.

2.	Mr. Greer became a director on March 15, 2022. He received a prorated award of 261 shares of restricted stock, when he joined the Board on March 15, 2022.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $150,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2021, measured in dollars. Ownership was calculated based on a price of $53.83 per share, the closing price of the Company’s common stock on December 31, 2021, the last trading day of the year.

Non-Employee Director	Total Ownership
Michael J. Brown	$331,647
Teri G. Fontenot	$291,113
Billy B. Greer (1)	$—
Philip A. Garcia	$1,003,553
Jared A. Morris	$4,133,714
Millard E. Morris	$5,955,805
Randall E. Roach	$552,403
Sean M. Traynor	$523,551

__________

1.	Mr. Greer became a director on March 15, 2022. Under the guidelines, Mr. Greer has until March 15, 2027 to meet the ownership guidelines.

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;
•	a code of business conduct and ethics applicable to all employees;
•	written charters for each of its standing committees;
•

a majority voting and director resignation policy that requires any director nominee who receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election to tender his or her resignation as a director;

•	a clawback policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;
•	policies prohibiting our directors, executive officers and employees from hedging or pledging our common stock;
•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s Chief Compliance Officer and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approval; each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan;

•	a conflict of interest policy applicable to all employees; and
•	a policy regarding related party transaction oversight and approval.

Our corporate governance guidelines, code of business conduct and ethics, committee charters, majority voting and director resignation policy and certain other governance policies are available on the Company’s website (www.amerisafe.com) in the Investors section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Corporate Responsibility

AMERISAFE is defined by its corporate culture of helping to provide security for employers and their injured employees through the insurance coverage and services we offer, by paying claims to injured workers promptly and fairly during their time of need, by encouraging and supporting our employees to be actively engaged in the communities in which they live, investing in our employees and minimizing the impact we have on the environment. AMERISAFE manages its business with the goal of responsibly delivering long-term value to all of the Company’s stakeholders by adhering to the philosophy that good stewardship is good business.

During 2021, we expanded the responsibilities of our Nominating and Corporate Governance and Compensation Committees to formalize the Board’s oversight of environmental and social matters.  Our Nominating and Corporate Governance Committee is primarily responsible for oversight of the Company’s policies and disclosures related to environmental, safety, corporate social responsibility, and corporate governance matters and coordinates with the Risk committee with respect to such risks as appropriate. Our Compensation Committee is responsible for oversight of human capital and diversity, equity, and inclusion matters. We also published initial sustainability disclosure on our website aligned with both the Sustainability Accounting Standards Board (SASB) Insurance Industry Standard and the Task Force on Climate-related Financial Disclosure (TCFD) framework. Below are highlights regarding our sustainability practices.  We also encourage shareholders to visit the Sustainability section of our website (www.amerisafe.com) to view our SASB and TCFD disclosures.  We intend to publish additional sustainability information on our website prior to our 2023 annual meeting.

Diversity, Equity and Inclusion. With the support of our Board of Directors, we are committed to enhancing diversity at AMERISAFE. We strive to promote inclusion through our Company values and behaviors, and aim to lead by example.  Two of our nine directors are women, one director is African American and one director is Hispanic. Approximately 64% of our current workforce is female and 36% male. Women represent 54% of AMERISAFE’s leadership (defined as vice president level and above), including our CEO. In terms of racial and ethnic diversity, we believe our workforce and board demographics are representative of our geographic location, but we remain focused on enhancing our diversity, equity and inclusion strategy. To that end, we completed a workforce assessment in 2021 to identify areas where we can further progress.

Environmental, Social, and Governance Factors In Investment Management Strategies. We are heavily regulated, and our investment policy statement must comply with applicable laws. Our Board is aware of the value in integrating ESG into our investment policy and will work with our management-level Investment Committee to evaluate and develop any such considerations into its existing investment policy. We also are discussing potential social-oriented metrics that could be used in our screening process for municipal bonds.

Environmental. As a monoline workers compensation insurer, we do not have the same exposure to weather-related events as property and casualty insurers. Currently, our Enterprise Risk Management program, led by our Chief Risk Officer, assesses climate-related risks in terms of the potential impact on the industries of our policyholders and their employees. However, we focus on high risk industries; therefore, we recognize the need to take into account certain geographic metrics in assessing our exposure to climate related factors as they affect the risks we insure.

In addition, we recognize we are exposed to operational risk in light of our Louisiana headquarters location, and have an internal disaster recovery plan in place to mitigate such risk.

We seek opportunities to capture environmental efficiencies. Starting early in the 2000’s, AMERISAFE initiated a program to reduce the use and storage of paper and focus on migrating our records to electronic form. Almost all Company records are now stored electronically. This has decreased our usage of paper and ink, increased efficiency, and saved money for the Company. Additionally, the Company is focused on recycling of paper, cardboard, plastic bottles, aluminum cans and batteries. The Company is also replacing existing florescent and incandescent lighting with LED lights, as well as improved systems that monitor heating and air conditioning, to reduce energy consumption and save costs.

The Communities We Serve. We actively engage and support local communities through agencies such as United Way, the Community Foundation of Southwest Louisiana and the Southwest Louisiana Economic Development Alliance. The Company supports numerous other charitable and social organizations in the communities in which we operate. To encourage a culture of giving back to the communities in which we operate, the Company allows all employees paid time off for volunteer activities.

Protecting the People We Serve. Protecting the people we serve is what matters most. We employ Field Safety Professionals or FSPs with first-hand experience in the industries that we write. With FSPs deployed around the country, we strive to ensure that workers are safe by providing a clear observation of safety practices with verbal and written recommendations for improvement. Even prior to underwriting a policy, we conduct thorough safety inspections that focus on a policyholder’s operations, loss exposures and existing safety controls to prevent potential losses. Our inspections consider employee experience, turnover, training, previous loss history and corrective actions, workplace conditions, equipment conditions and the use of fall protection, respiratory protection or other safety devices. Over 90% of new voluntary business policyholders were inspected prior to offering a premium quote.

In addition to these in-person safety trainings, we provide our policyholders with online resources for education and training that are available 24/7. We believe our inspections and safety training help protect workers and prevent catastrophic workplace accidents. Employers value us for being their safety partners and our agents value the depth of our safety resources. Our mission of providing quality insurance services to our customers is reflective of our commitment to the health and safety of our employees and insureds.

Customer-focused Approach. We are proud of our personal, high-touch model with policyholders. In the event of a claim, our adjusters are on the ground working with injured workers generally within 48 hours of the filed claim. We are physically there to represent the injured worker, walk them through the claims process, and improve the quality of their outcomes. One adjuster is solely responsible for each injured worker and the claim loads of our adjusters are less than half that of other peers. Our customer-focused approach allows us to provide high quality of service and a customer retention rate of over 90%.

Our Employees. The retention, growth, and development of our employees is critical to our success.  We believe our average employee tenure of 10.7 years speaks to our successful efforts on these fronts.

We are committed to the health, safety and wellness of our employees, as the success of our business is fundamentally connected to the well-being of our people. Our benefit offerings are designed to meet the varied and evolving needs of a diverse workforce.

We provide employees with a 401K plan with company matching contributions, health insurance plans, dental, vision and other employee benefits. We also provide employees time off for annual wellness exams, reimbursements of health club memberships, confidential counseling services, quarterly wellness luncheons and an annual health fair to promote a culture of wellness. The Company has also established an endowment to provide scholarships to dependents of our employees and members of the community in which we do business, recognizing the importance of educating future generations. Since 2016 we have maintained a partnership with the Community Foundation of Southwest Louisiana to provide tax-free assistance to employees that have experienced a catastrophic event through an employee assistance fund. In addition to funding provided by the Company, this fund also allows employees to make a monetary donation to assist their fellow employees.

COVID-19 Pandemic Response. We continued to monitor the health and safety of our employees during 2021 in response to the ongoing COVID-19 pandemic.  While much of 2020 initially involved efforts to minimize non-essential travel, work-from-home and limited in-person visits due to COVID-19, the Company did begin returning our Safety, Claims, Audit and Sales employees to the field and employees back to the home office in June of 2020, all following local, state and federal health and safety guidelines.  During 2021, we continued to maintain guidelines for in-person employees to ensure safety during the pandemic.  We also have encouraged employees to get vaccinated by offering a monetary incentive, as well as time off for vaccinations and testing.

Board Leadership

The Board has appointed Jared A. Morris as Chairman of the Board. As Chairman, his key responsibilities include:

•	calling meetings of directors and independent directors;
•	presiding at the annual meeting, meetings of the Board, including executive sessions of the independent directors;
•	acting as liaison between the board and management;
•	overseeing the preparation of proxy materials;
•	working with the NCG Committee to ensure proper committee structure, including reviewing committee and committee chair assignments, and the effectiveness of the Board;
•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as setting meeting agendas;
•

facilitating the Board’s approval of the number and frequency of Board and committee meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	any such other actions or duties deemed necessary by the Board.

Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different persons, as the Board believes that effective board leadership structure can depend on the experience, skills and personal interaction among individuals in leadership roles. These leadership roles are currently filled separately by our non-executive Chairman of the Board, Jared A. Morris, and by our Chief Executive Officer, G. Janelle Frost. The Board believes this leadership structure affords the Company an effective combination of management and non-management experience, continuity and independence that currently serves the Board and the Company well.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its current non-employee directors, Mr. Brown, Ms. Fontenot, Mr. Garcia, Mr. Greer, Mr. J. Morris, Mr. M. Morris, Mr. Roach and Mr. Traynor, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. While the Board satisfies the minimum objectives of Nasdaq Rule 5605(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an Underrepresented Minority (as defined by Nasdaq Rules), as we pursue future Board recruitment efforts, our Nominating and Corporate Governance Committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of the Board. This includes seeking out individuals of diverse races and ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.

	Brown	Fontenot	Frost	Garcia	Greer	J. Morris	M. Morris	Roach	Traynor
Skills and Experience
Executive Leadership	P	P	P	P		P	P	P
Financial/Accounting	P	P	P	P	P	P	P	P	P
Human Resources/Compensation	P	P	P	P	P	P	P	P	P
Strategic Planning/Oversight	P	P	P	P	P	P	P		P
Innovation/Technology/Cybersecurity				P					P
Enterprise Risk Management	P	P	P	P	P	P	P	P	P
Corporate Governance and Sustainability	P	P	P	P	P	P	P	P	P
Marketing/Sales	P				P	P	P		P
Tenure and Independence
Tenure (years)(1)	7	5	5	11	<1	17	15	14	2
Independence	P	P		P	P	P	P	P	P
Gender Identity
Male	P			P	P	P	P	P	P
Female		P	P
Demographics
Age	58	68	51	65	57	47	77	71	53
African American or Black					P
Hispanic				P
White	P	P	P			P	P	P	P

__________

1.Board tenure reflects service on the Board since the Company’s initial public offering in 2005.

Board Meetings

The Board held five meetings during 2021. Each director serving on the Board in 2021 attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he or she serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Six of our then eight directors, Mr. J. Morris, Mr. Brown, Mr.  Garcia, Ms. Fontenot, Ms. Frost, and Mr. Roach attended our 2021 annual meeting of shareholders, either in person or by teleconference.

Audit Committee

The Audit Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Ms. Fontenot, and Mr. J. Morris. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

reviewing, monitoring and assessing the Company’s policies and compliance procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;
•	pre-approving and approving any non-audit engagements with the Company’s independent registered public accounting firm;
•

reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm, including disclosures regarding internal controls;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;
•	reviewing and discussing with management the findings and recommendations of the independent registered public accounting firm;
•	discussing with the independent registered public accounting firm the conduct of the annual audit, including management’s response;
•	overseeing compliance with applicable legal and regulatory requirements and the Company’s Code of Conduct, including obtaining applicable reports and assurances;
•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;
•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviewing the appointment and replacement of the Company’s internal audit officer and any third party internal audit service provider;
•	discussing risk assessment and management policies and the Company’s financial risk exposure;
•	discussing with the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or compliance policies;
•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and
•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met six times during 2021. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Mr. Brown, Ms. Fontenot, Mr. Garcia and Mr. J. Morris each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Brown (Chair), Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	reviewing, determining and approving, at least annually, corporate goals and objectives relevant to the compensation of the Company’s executive officers;
•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;
•	administering and making recommendations to the Board with respect to the Company’s equity and incentive compensation plans;
•	performing a risk assessment of the Company’s compensation plans and policies;
•	overseeing regulatory compliance with respect to compensation matters;
•	reviewing and approving employment or severance arrangements with the Company’s executive officers;
•	overseeing the Company’s policies and practices relating to human capital and workforce diversity matters;
•	reviewing director compensation policies and making recommendations to the Board;
•	engaging, and determining the independence of, any compensation consultant;
•	reviewing compliance with the Company’s stock ownership guidelines by our executive officers;
•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and
•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met six times during 2021. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. Roach (Chair), Ms. Fontenot, Mr. J. Morris and Mr. Traynor. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;
•	recommending committee composition and assignments;
•	identifying individuals qualified to become directors;
•	recommending director nominees;
•	recommending whether incumbent directors should be nominated for re-election to the Board;
•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;
•	reviewing any possible conflicts of interest of directors or management;
•

providing oversight of the Company’s policies, strategies and programs related to environmental, social and corporate governance matters relevant to the Company, in coordination with the Company’s other committees as appropriate;

•	reviewing the adequacy of the NCG Committee charter on an annual basis; and
•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met four times during 2021. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines;
•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;
•	the ability and willingness to represent the best interests of all of the Company’s shareholders;
•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;
•	increasing the diversity of viewpoints, backgrounds and experiences in addition to those of existing directors and other nominees;
•	consistent demonstration of integrity;
•	the ability to exercise sound business judgment;
•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	reputation in a particular field or area of expertise; and
•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board; however, as noted above, diversity is one factor considered by the NCG Committee in evaluating director candidates. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The Company has adopted a policy regarding shareholder recommended director candidates, a copy of which is available on the Investors section of the Company’s website.  Consistent with this policy, the NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Risk Committee and Risk Management

The Board views risk management as one of its primary oversight responsibilities. The Board initially formed the Risk Committee in 2010. The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management. The Committee provides oversight in the areas described below. In performing this oversight function, at least annually and more frequently as may be appropriate, the committee meets with Company management to review these operational areas:

•

Underwriting.  Review the strategies, processes, and controls pertaining to the underwriting of insurable risks and the pricing of such risks, including new insurance products or lines of business that are likely to have a positive or negative material impact on the Company’s risk profile.

•	Claims. Review the strategies, processes, and controls relating to the settlement of claims.
•

Investment Operations.  Review the strategies, processes, and controls pertaining to the Company’s investment operations.  This review includes long-term strategy, the Company’s investment policy & guidelines, investment performance and liquidity, compliance with applicable laws and regulations, any changes to investment accounting methods and the approval of the hiring of external investment managers, if any.

•

Retention Levels and Reinsurance.  Review the strategies, processes, and controls pertaining to the Company’s determination of appropriate levels of retention of insured risk and appropriate levels and types of reinsurance for its insurance subsidiaries, as well as the financial strength of the reinsurers with whom they conduct business;

•	Risk and Information Services. Oversee the implementation, execution, and performance of the Company’s enterprise risk management program;
•	Business Continuity Plan. Review the strategies, processes, and controls pertaining to business continuity and executive crisis management for the Company and its business operations; and
•	Cybersecurity Practices. Review the Company’s strategies, governing and management framework, security principles, training and evaluations for cybersecurity threats;

The Committee also coordinates with the Company’s other committees regarding risks stemming from matters over which these other committees have primary oversight responsibility, including risks stemming from the ESG-related matters. Further, on an ad hoc basis, and as otherwise directed by the Board, the Committee reviews specific operational segments of the Company that may pose unusual and significant risks that could have a material impact on the risk profile of the Company.

The Risk Committee met four times in 2021. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to all Company employees.

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the chief executive officer, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The chief executive officer is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, actions were taken by the Committee with respect to compensation for each of our executive officers during 2021. Those individuals are:

•	G. Janelle Frost, President and Chief Executive Officer
•	Neal A. Fuller, Executive Vice President and Chief Financial Officer
•	Vincent J. Gagliano, Executive Vice President and Chief Risk Officer
•	Andrew B. McCray, Executive Vice President and Chief Underwriting Officer
•	Kathryn H. Shirley, Executive Vice President, Chief Administrative Officer and Secretary

Executive Summary

Recent Company Performance

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had solid operating performance during 2021, in a declining premium environment, with net income of $65.8 million and a combined ratio of 85.7% in the insurance industry. Our earnings per diluted share were $3.39 and our return on average equity was 15.7% compared with $4.47 and 19.9% in 2020. Total shareholder return was 2.3% in 2021, compared to the P&C Small-Cap Index of 16.5% and the P&C Mid-Cap Index of 21.3%. The Company’s average annual total shareholder return for the three-year and five-year periods ended December 31, 2021 was 6.1% and 4.6%, respectively. The P&C Small Cap Index average annual return for the three and five-year periods ended December 31, 2021 was 8.5% and 7.7%, respectively.  The P&C Mid-Cap Index average annual return for the three-year and five-year periods ended December 31, 2021 was 13.6% and 10.7%, respectively.

The Company also measures its performance by tracking its growth in book value per share plus dividends paid to shareholders.  In 2021, this growth was $3.08 compared to a starting book value per share of $22.70, for a change of 13.6%.  For the three years ended in 2021, this growth was $13.60 off a starting book value of $21.26, for an average annual change of 17.9%.  For the five years ended in 2021, this growth was $19.82 off a starting book value of $23.72, for an average annual change of 12.9%.

In 2021, the Company paid regular quarterly dividends of $1.16 per share and an extraordinary dividend of $4.00 per share, or total dividends of $5.16 per share. Effective February 2022, the Board of Directors increased the regular quarterly dividend from $0.29 per share to $0.31 per share, an increase of 6.9%. Although the Board presently intends to pay a regular quarterly dividend, dividends are considered each quarter for approval.

Compensation Best Practices

The Committee annually reviews and periodically modifies our executive compensation program to retain and attract top executive talent to the Company and ensure that our program is both aligned with the interests of our shareholders and meets evolving governance standards. The following highlights some of the compensation and governance best practices that are part of our program:

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan, as implemented in 2019, rewards our executives for achievement of pre-established individual performance goals.
•

LTIP Awards are Performance-Based—Since 2017, 100% of the awards under our long-term incentive program for executive management are in the form of performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and include a reduction if our total shareholder return does not exceed a certain level relative to comparative indexes.

•	No Tax “Gross-Ups”—We do not provide any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.
•

Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Independent Compensation Consultant—The Committee engages an independent compensation consultant to prepare surveys of executive officer and director compensation based on a peer group comprised of publicly traded companies.

•

Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance only upon certain circumstances as the result of a termination of employment, and these payments are the same whether or not the termination is related to a change in control.

•	Double Trigger Vesting—Awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.
•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.
•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.
•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors ability to perform other services for the Company.
•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives, directors and employees from hedging or pledging Company securities.
•

Stock Ownership and Holding Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities and are required to hold all shares received as compensation until the applicable guideline amount is achieved (net of shares used or sold to pay the exercise price or tax withholding). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net of shares used or sold to pay the exercise price or tax withholding).

No 2021 Target Compensation Changes

For 2021, the Committee reviewed the base salaries and target annual and long-term incentive compensation of our executive officers. Consistent with the Company’s decision in July 2020 to not increase base salaries for employees due to the pandemic and ensuing economic implications, the Committee did not make any changes to the executive officer base salaries or change any of the annual and long-term incentive targets for the executive officers. In addition, the Committee continues to place greater weight on performance-driven long-term incentive compensation compared to annual incentive compensation, recognizing that, as a mono-line workers’ compensation insurance company, the claims incurred under the policies written by the Company often take several years to develop. In determining the long-term incentive awards for 2021, the Committee adjusted the weighting of the metrics to increase the weight of direct premiums written to align with Company performance goals.

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Processes

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following five independent directors: Mr. Brown (chair), Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2021 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2021, more than 99% of the votes cast on the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Although the Committee did not adopt any changes to our program as a result of this vote, as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to further align the program with our shareholders’ interests and to take into consideration the results of market surveys and other information prepared by the Committee’s compensation consultant.

Role of Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Pursuant to Company policy, McLagan does not provide services to the Company other than the consulting services it provides to the Committee. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

McLagan attends Committee meetings, when requested by the Committee, prepares executive compensation surveys, and generally advises on executive compensation matters including the peer group composition for purposes of the surveys, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

Compensation Surveys

McLagan conducted the most recent executive compensation survey in 2019. The “2019 Survey”, reviewed by the Committee in the fall of 2019, was used in setting compensation for 2020 and was referred to when the Committee considered its 2021 compensation decisions. Given the impact and uncertainty of the COVID-19 pandemic, the Committee did not engage McLagan in 2020 for a compensation survey. The Committee did engage McLagan for a survey in 2021 to assess 2022 executive compensation.

The 2019 Survey compared the compensation for our executive officers against a peer group of 16 publicly traded insurance companies. The 2019 Survey also included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company target compensation for 2019 and peer group compensation data for 2018 in its preparation of the 2019 Survey. The Committee reviewed the 2019 Survey results in assessing the level of salary and bonuses paid to our executives and approving changes to the target compensation levels and annual and long-term compensation plan design for our executive officers in 2020.

Peer Group Construction. The Committee used a rigorous process to select peer companies for benchmarking executive pay in the 2019 survey, which included ranking the companies by premiums written, total revenue, combined ratio, lines of insurance business, multi-line versus mono-line property-casualty insurer, number of states doing business in, and investment mix. With the assistance of McLagan, the Committee selected the following 16 publicly traded companies as its peer group for the 2019 Survey:

•Atlantic American Corp.	•Kingstone Companies, Inc.
•Conifer Holdings, Inc.	•Kinsale Capital Group, Inc.
•Donegal Group	•NI Holdings, Inc.
•Employers Holdings, Inc.	•Proassurance Corporation
•Global Indemnity Limited	•Protective Insurance Corporation
•Hallmark Financial Services	•RLI Corp
•ICC Holdings	•Safety Insurance Group
•James River Group Holdings	•United Fire Group, Inc.

As noted in the Company’s 2021 proxy statement, the results of the 2019 Survey indicated that (1) the Company’s aggregate executive officer 2019 target compensation was below the market median for each pay element, (2) the average total target direct compensation for each of the named executive officers was below the market median, (3) the Company delivers a greater percentage of total target direct compensation in the form of incentive (or variable) compensation than its peers and (4) the Company delivers a greater proportion of incentive compensation in annual incentive pay.

Role of Management

Our chief executive officer, Ms. Frost, makes recommendations with respect to changes in base salary for our executive officers, other than for herself. As noted above, there were no increases in the base salaries of our executive officers in 2021. She also makes recommendations regarding the level of achievement of individual performance goals under our annual incentive compensation plan by each executive officer other than herself. Although the Committee considers the recommendations of Ms. Frost, the Committee makes all final determinations regarding executive compensation. Ms. Frost is not present when the Committee discusses or determines her compensation.

Risk Assessment

The Committee annually considers the risk to the Company of the design and objectives of its executive compensation plans through review of the compensation surveys provided by McLagan. The primary risk is weighting the premium growth factor too heavily in the annual and long-term incentive plans. Growing premium too rapidly could result in poor underwriting results and ultimately affect the financial strength of the Company.

The Committee recognizes that the design and objectives of the executive compensation plans are based on assumptions that may later be determined to be inaccurate which could present a risk of loss of key personnel resulting in disruption of our operations and adverse effects on our business. The Committee believes the current relative weighting of the metrics in the annual and long-term incentive plans are appropriately balanced to attract, retain and motivate key employees as well as align with shareholder interests.

Overview of Executive Compensation Program

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. For 2021, the principal components, which we refer to as our executive officer’s total direct compensation, are summarized as follows:

2021 Executive Compensation Program at a Glance

Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Reviewed annually, and upon promotion or upon a change in job responsibilities • Used in determining target awards for incentive compensation
Annual Incentive Compensation

•     Annual variable cash compensation based on pre-established individual qualitative leadership objectives

•     Target award is a percentage of base salary—for 2021, these percentages are 60% for our CEO, 35% for our CFO and 30% for each of our other executive officers

•     Maximum payout is 150% of target award

Long-Term Equity-Based Compensation (LTIP)

•     Target LTIP award is a percentage of base salary—110% for our CEO and 55% for each of our other executive officers

•     100% of performance awards are payable in shares of common stock after a three-year performance period

•     Applicable metrics: combined ratio (70% of award) and direct premiums written (30% of award) measured against a peer group of predominately property and casualty insurance companies

•     Earned amount subject to reduction based on our total shareholder return relative to appropriate indexes

•     Maximum payout is capped at 150% of target award

The table below summarizes our executive officers’ target direct compensation approved for 2021 as well as the percentage of total target direct compensation represented by each component. As noted, over 60% of our chief executive officer’s total target compensation is at-risk and based on achievement of individual and Company performance objectives. The actual base salary received, the actual annual incentive compensation award earned for 2021 and the grant date value of LTIP awards are reflected in “Executive Compensation—Summary Compensation Table.”

	2021 Base Salary		2021 Target AIP Award		2021 Target LTIP Award		2021
Executive	$	% of Total	$	% of Total	$	% of Total	Total Target Compensation
G. Janelle Frost	$681,000	37%	$408,600	22%	$749,100	41%	$1,838,700
Neal A. Fuller	$435,000	53%	$152,250	18%	$239,250	29%	$826,500
Vincent J. Gagliano	$322,000	54%	$96,600	16%	$177,100	30%	$595,700
Andrew B. McCray	$291,000	54%	$87,300	16%	$160,050	30%	$538,350
Kathryn H. Shirley	$297,000	54%	$89,100	16%	$163,350	30%	$549,450

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at our peer companies.

Consistent with the Company’s decision in July 2020 to not increase base salaries for employees due to the pandemic and ensuing economic implications, the Committee did not make any changes to the executive officer base salaries for 2021.

Executive	2021 Base Salary	2020 Base Salary	Percentage Increase
G. Janelle Frost	$681,000	$681,000	0.0%
Neal A. Fuller	$435,000	$435,000	0.0%
Vincent J. Gagliano	$322,000	$322,000	0.0%
Andrew B. McCray	$291,000	$291,000	0.0%
Kathryn H. Shirley	$297,000	$297,000	0.0%

Annual Incentive Compensation. The Committee believes that annual incentive compensation is an important element of the total compensation of each executive officer. Similar to the structure of the program in 2020, in 2021, the Committee implemented an annual incentive plan based on achievement of individual performance goals instead of Company-focused performance metrics.

2021 Annual Incentive Compensation. In February 2021, the Committee approved target award opportunities under our annual incentive compensation plan for each executive officer equal to a percentage of each executive’s base salary, which percentages were consistent with those used in the 2020 program.

As in 2020, the Committee believed it was important to focus each executive on key individual objectives for the year. Further, given that the payout of our long-term incentive compensation awards is driven by key metrics tracking Company performance (combined ratio, direct premiums written and total shareholder return), the Committee determined that structuring the annual incentive program around individual performance goals continues to be appropriate. In 2021, the individual performance goals established were both qualitative and quantitative for all of the executives, including Ms. Frost, to focus management’s goals on improving Company performance in a declining rate environment. The quantitative goal established was designed to support the long-term objective of increasing direct premiums written. Ms. Frost also was evaluated on leadership of the senior management team. For our other executive officers, individual goals were focused on completion of individual special projects.

The following table sets forth the target award opportunity for each named executive officer for 2021.

Executive	Target Value of Annual Incentive Opportunity	Target Annual Incentive Opportunity (% of Base Salary)
G. Janelle Frost	$408,600	60%
Neal A. Fuller	$152,250	35%
Vincent J. Gagliano	$96,600	30%
Andrew B. McCray	$87,300	30%
Kathryn H. Shirley	$89,100	30%

Each executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. The committee evaluated each executive’s performance against his or her performance goals to determine the achievement levels under the 2021 annual incentive plan, considering the recommendations of Ms. Frost for the executives other than herself. For 2021, the quantitative goal was not achieved, which impacted the percentage target award earned.

The total annual incentive award payouts for our named executive officers for 2021 were as follows:

Executive	Total Award (Individual Performance)	Percent of Target Award Earned
G. Janelle Frost	$194,085	48%
Neal A. Fuller	$100,420	66%
Vincent J. Gagliano	$82,110	85%
Andrew B. McCray	$63,293	73%
Kathryn H. Shirley	$75,735	85%

Long-Term Incentive Compensation. Under our current program, the Committee makes LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, and other aspects of the LTIP each year as it evaluates the effectiveness of the program over time. The following principles and objectives guide the Committee in implementing our LTIP each year:

•	The program should be performance-based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.
•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.
•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has outperformed the workers’ compensation industry on a combined ratio basis over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. The target award value is delivered to each executive solely in the form of a performance-based award. The performance award is payable in shares of common stock, with the number of shares earned determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. These performance awards are tied directly to the performance of the Company and better align executive management compensation and shareholder interests.

The Compensation surveys continue to reaffirm the importance of the LTIP in making the Company’s executive compensation program competitive with peers. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan.

2021 Long-Term Incentive Compensation Awards. For the 2021 LTIP awards, the Committee set a target value, which was a percentage of base salary as set forth below, which percentages were consistent with those used in the 2020 program, for each executive officer. Based on the 2019 Survey, the target for Ms. Frost was slightly above the market median and the target for the other executive officers was slightly below the market median for the long-term compensation component of pay. This target value was then awarded to each executive in the form of a performance award.

Executive	Target Value of 2021 LTIP Awards (1)	Target Value as a Percentage of 2021 Base Salary
G. Janelle Frost	$749,100	110%
Neal A. Fuller	$239,250	55%
Vincent J. Gagliano	$177,100	55%
Andrew B. McCray	$160,050	55%
Kathryn H. Shirley	$163,350	55%

__________

1.

Following completion of the three-year performance period, the earned performance awards will be payable in shares of our common stock. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”

Description of 2021 Performance Awards. The performance awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance award will be between 0% and 150% of the award’s target value. The amount earned, if any, is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2021 and ending December 31, 2023, relative to the performance of a designated peer group of insurance companies selected by the Committee. In 2021, the Committee reviewed the peer group selected for the performance awards in 2019 and confirmed that the companies selected continued to be significant competitors of the Company in the workers’ compensation markets in which it operates. The following 22 companies comprise the performance peer group for the 2021 performance awards under the LTIP:

• Accident Fund Group	• Employers Insurance Group

• ACUITY	• FCCI Mutual Insurance Company

• Alaska National Insurance Co.	• Federated Mutual Insurance Company

• Amerisure Mutual Insurance Company	• FFVA Mutual Insurance Company

• BITCO General Insurance Company	• Great West Casualty Company

• BITCO National Insurance Group	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National American Insurance Company

• Builders Mutual Insurance Company	• National Interstate Corporation

• Cincinnati Financial Corporation	• Protective Insurance Corporation

• Donegal Insurance Group	• Sentry Insurance

• Eastern Insurance Holdings	• West Bend Mutual Insurance Company

Consistent with the 2020 awards, the Committee selected the following two metrics to measure the Company’s operating performance under the 2021 performance-based awards: combined ratio (“CR”), and direct premiums written (“DPW”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. The Committee selected these measures as they were deemed to be significant performance benchmarks for insurance companies, including the Company. However, for the 2021 awards, the Committee slightly altered the weight of each metric, reducing the weight of CR by 10% and correspondingly increasing the weight of DPW by the same percentage placing an increased emphasis on the growth of direct written premiums.

LTIP Metrics	Weighting	Description
Combined Ratio	70%

Defined as standard industry profitability measure and is calculated as the sum of:

(1) incurred losses divided by net premiums earned;

(2) underwriting expenses divided by net premiums written; and

(3) dividends to policyholders divided by net premiums earned.

Direct Premiums Written	30%	Defined as gross premiums written minus assumed premiums written (for mandatory pooling arrangements)

Calculation of Earned Amounts under the Performance Awards. Following the end of the applicable three-year performance period, the Committee will determine the percentage of the target award earned (the “Earned Value”) as follows:

Step 1: Application of Threshold Basis Points Concept to Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated the concept of threshold basis points (“TBP”) into the calculation of the Earned Value. TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the payout of that measure to equal two times the target level (as noted above, the overall award is limited to 150% of the target award value). TBP is expressed in basis points (“BP”). The first step in the calculation of the Earned Value is to compare the performance of the Company over the performance period to that of the 22 companies in the peer group for the applicable performance and to determine whether the TBP level for each measure has been achieved. For example, the TBP for each measure in the 2021 performance awards were as follows:

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Statutory Combined Ratio	Relative to 22 peers	1200	1200 BP < or = to peer group	Results = peer group	1200 BP > or = to peer group = 2x target	Payout factor cannot be <-1
Statutory Growth in Direct Premiums Written	Relative to 22 peers	500	500 BP < or = to peer group	Results = peer group	500 BP > or = to peer group = 2x target	Payout factor cannot be <-1
Total sum of metric results			zero	100% of target	150% of target award
Company Total Shareholder Return	Relative to 50% S&P P/C Ins Mid-Cap Index Plus 50% S&P P/C Ins Small-Cap Index	500				Reduces the uncapped payout factor by 37.5 bp (basis points) for every 500 bp of under-performance in the TSR factor, subject to a maximum 25% reduction in the uncapped payout factor

Step 2: Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics described above, the payout will be reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of 50% of the S&P Property Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot increase payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a third metric in the award design and reduces the uncapped payout factor by 37.5 basis points for every 500 basis points of under-performance in the TSR factor, subject to a maximum 25% reduction in the uncapped payout factor. After the award is reduced by a TSR factor adjustment, if any, the bonus factor is then subject to a 1.5 times target compensation cap.

Step 3: Conversion of Earned Value to Shares of Common Stock. After determination of the Earned Value under each performance award, payment is made in shares of common stock (rounded to the nearest whole share) equal to (a) the Earned Value under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee (after the expiration of the three-year performance period).

Payout of the 2018-2020 Performance Awards. The following table sets forth the weighting of performance measures established under the performance awards for the 2018 - 2020 performance period, and the results achieved. The shares of common stock earned under this award were issued in May 2021.

Metric	Weighting of Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Calculated Payout Factor (1)	Payout Factor Used
Statutory Combined Ratio	80%	1,200	89.7%	78.4%	(1.135)	1.946	1.946
Statutory Growth in Direct Premiums Written	20%	500	(0.9)%	(4.5)%	(358)	0.284	0.284
Total Shareholder Return (2)	(37.5)%	500	18.2%	15.5%	(266)	—	—

__________

1.	For each executive, the total performance award is calculated using the weighting applied of each metric to the applicable payout factor.
2.	TSR reduces the payout factor by 37.5 points for every 500 basis points of underperformance, capped at a negative 25% of the uncapped award before applying the 1.5 times award cap.

The following table sets forth the applicable target values, as well as the final payout, under the performance award for the 2018-2020 performance periods for each named executive officer:

Executive (1)	Target Value of Performance Award	Bonus Factor (2)	Award Value as of May 17, 2021	Number of Common Shares (3)
G. Janelle Frost	$577,500	1.500	$866,250	13,458
Neal A. Fuller	$195,250	1.500	$292,875	4,550
Vincent J. Gagliano	$143,000	1.500	$214,500	3,332
Kathryn H. Shirley	$126,500	1.500	$189,750	2,948

__________

1.	Mr. McCray did not participate in the 2018-2020 LTIP.
2.

The bonus factor is the sum of the weighting of each performance measure applied to the applicable payout factor. Combined ratio (1.946 x .80) + Direct Premiums Written (0.284 x .20) – Total Shareholder Return (0.00) = 1.613.  The bonus factor was reduced to 1.500, the maximum bonus factor allowed under the plan.

3.	Based on the volume weighted trading price per share for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.

Current Estimates of Potential Payout Value of Outstanding Performance Awards. The following table shows the estimated potential payout of the performance-based awards granted in 2019, 2020 and 2021 as of September 30, 2021, which is the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance Award	Current Performance Factor Estimate (1)	Estimated Award Value as of 9/30/2021
G. Janelle Frost
2019-2021 Performance Period	$731,500	1.475	$1,079,036
2020-2022 Performance Period	$749,100	1.316	$986,059
2021-2023 Performance Period	$749,100	0.850	$636,461
Neal A. Fuller
2019-2021 Performance Period	$233,750	1.475	$344,805
2020-2022 Performance Period	$239,250	1.316	$314,931
2021-2023 Performance Period	$239,250	0.850	$203,275
Vincent J. Gagliano
2019-2021 Performance Period	$173,250	1.475	$255,561
2020-2022 Performance Period	$177,100	1.316	$233,121
2021-2023 Performance Period	$177,100	0.850	$150,470
Andrew McCray
2019-2021 Performance Period	$136,373	1.475	$201,163
2020-2022 Performance Period	$160,050	1.316	$210,678
2021-2023 Performance Period	$160,050	0.850	$135,984
Kathryn H. Shirley
2019-2021 Performance Period	$159,500	1.475	$235,279
2020-2022 Performance Period	$163,350	1.316	$215,022
2021-2023 Performance Period	$163,350	0.850	$138,788

__________

1.

The performance factor estimate for each award as of September 30, 2021 is based upon (a) actual Company data from the beginning of the applicable performance period through September 30, 2021, and (b) actual peer company data from the beginning of the applicable performance period through December 31, 2020 and an estimate of peer company data for the first nine months of 2021. Because of the timing of when information becomes available regarding the peer group performance, the Committee expects that the payout value of the awards for the 2019-2021 performance period will be determined late in the second quarter of 2022. Regardless of performance, the performance factor estimate is capped at 1.5 times target compensation.

Employee Benefits. We do not provide our executives or other employees with defined benefit pensions, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 6% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions under this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain qualifying circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). For additional information regarding the employment agreements with our executives, see “Executive Compensation – Employment Agreements” below.

Performance-based LTIP awards partially vest upon death, disability, retirement or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control and with respect to the performance awards, the partial vesting remains conditioned upon the achievement of the performance measures. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore, these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. We also provide a limited number of perquisites that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 300 hours of vacation, a limit slightly higher than the 240 hour maximum available to employees with more than 15 years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—Summary Compensation Table – All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy regarding recovery of incentive awards for fiscal years for which the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers, and permits the Committee to seek recovery of incentive awards granted after adoption of the policy if there is a restatement of the Company’s financial statements. Under this policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement. The Committee expects to modify this policy as needed once the SEC issues final regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times her average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company outstanding equity, whether vested or unvested, including common stock and restricted stock, are counted for purposes of determining compliance with the ownership guidelines. The value of outstanding performance awards is not counted for purposes of the guidelines. In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result vesting of a restricted stock award or payout of an LTIP performance award, net of shares sold to satisfy tax obligations.

The following table sets forth for each current executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2021, measured in dollars, using the guideline methodology described above. As noted in the table, each of our current executive officers exceeds his or her ownership guideline except Mr. McCray, who joined the Company in May 2019.

Executive	Ownership	Stock Ownership Guideline
G. Janelle Frost	$3,790,117	$3,030,012
Neal A. Fuller	$1,047,101	$863,333
Vincent J. Gagliano	$994,455	$639,333
Andrew B. McCray	$430,586	$578,000
Kathryn H. Shirley	$622,436	$589,333

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive and has a significant portion of compensation at risk. The Committee is mindful that payment under long-term performance awards is tied to the Company meeting or exceeding quantitative performance objectives and the increase in the value of our common stock (for restricted stock awards), with unvested awards also conditioned on continued employment. As a result, the Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board named below, who received, discussed with management and recommended that this Compensation Discussion and Analysis be included in the Company’s Annual Report.

Members of the Compensation Committee

Michael J. Brown (Chair)	Philip A. Garcia	Jared A. Morris	Randall E. Roach	Sean M. Traynor

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
G. Janelle Frost	2021	$681,000	$1,029,041	$194,085	$23,715	$1,927,841
President and Chief Executive Officer	2020	678,333	1,098,937	145,537	19,322	1,942,129
	2019	630,000	1,084,046	448,875	22,954	2,185,875

Neal A. Fuller	2021	435,000	328,658	100,420	22,534	886,612
Executive Vice President and Chief	2020	433,333	350,982	89,706	18,044	892,065
Financial Officer	2019	407,500	346,406	191,250	21,153	966,309

Vincent J. Gagliano	2021	322,000	243,283	82,110	30,951	678,344
Executive Vice President and	2020	320,833	259,807	78,130	25,016	683,786
Chief Risk Officer	2019	301,250	256,748	116,156	29,862	704,016

Andrew B. McCray (4)	2021	291,000	219,861	63,293	21,996	596,150
Executive Vice President and Chief	2020	290,000	234,795	62,103	15,159	602,057
Underwriting Officer	2019	177,211	728,219	57,976	12,308	975,714

Kathryn H. Shirley	2021	297,000	224,394	75,735	22,685	619,814
Executive Vice President, Chief	2020	295,833	239,636	74,005	18,633	628,107
Administrative Officer and Secretary	2019	275,000	236,371	116,000	21,984	649,355

__________

1.

Long-term incentive compensation awards granted in 2021 consisted of performance-based awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). The amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Ms. Frost, $749,100; Mr. Fuller, $239,250; Mr. Gagliano, $177,100, Mr. McCray, $160,050 and Ms. Shirley, $163,350. Assuming the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Ms. Frost, $1,123,650; Mr. Fuller, $358,875; Mr. Gagliano, $265,650, Mr. McCray, $240,075 and Ms. Shirley $245,025. See “Grants of Plan-Based Awards.”

Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2021, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

2.	Amounts in this column represent the amounts paid to our executive officers under our performance-based annual incentive compensation program. See “Grants of Plan-Based Awards” below.
3.	For 2021, includes compensation as described under “—All Other Compensation” below.
4.	Mr. McCray joined the Company in May 2019.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2021 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Total
G. Janelle Frost	$9,178	$8,700	$4,040	$1,743	$54	$23,715
Neal A. Fuller	9,178	8,700	4,602	—	54	22,534
Vincent J. Gagliano	10,568	8,700	3,361	8,268	54	30,951
Andrew B. McCray	9,678	8,700	3,564	—	54	21,996
Kathryn H. Shirley	9,178	8,700	4,753	—	54	22,685

Employment Agreements

We have employment agreements with each of our executive officers. The term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $300,000 for Mr. Fuller, $170,000 for Mr. Gagliano, $285,000 for Mr. McCray and $210,000 for Ms. Shirley. The executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company.

Under the agreements with each of our executive officers, if we terminate their employment without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:
•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;
•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;
•	the executive terminates employment with us following:
•	a material reduction in authority, duties or responsibility;
•	a material reduction in base salary;
•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;
•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;
•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or
•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

CEO Pay Ratio

For 2021, the ratio of the annual total compensation of Ms. Frost, our President and Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Ms. Frost (“Median Annual Compensation”) was 31 to 1. We refer to the employee who received the Median Annual Compensation as the “Median Employee.”

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies.

CEO Compensation. CEO Compensation for 2021 was $1,927,841. We calculated the CEO Compensation by totaling all applicable elements of compensation reported in the Summary Compensation Table.

Median Annual Compensation. Median Annual Compensation for 2021 was $62,195. We calculated the Median Annual Compensation by totaling all applicable elements of compensation for our Median Employee in accordance with Item 402(c)(2)(x) of Regulation S-K. We did not make any cost-of-living adjustments in identifying the Median Employee.

Determination Date and Measurement Period. We identified our Median Employee as of December 31, 2021 (the “Determination Date”). We used the 12-month period ended December 31, 2021 as the compensation measurement period.

Employee Pool Used to Identify Median Employee. As of the Determination Date, we had 380 employees. This number includes all full-time, part-time, seasonal and temporary employees of AMERISAFE and its subsidiaries. This number does not include any independent contractors or “leased” workers.

Compensation Used to Identify Median Employee. We used 2021 taxable wages as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 to identify our Median Employee. W-2 taxable wages include, among other things, salary, wages, bonuses and stock compensation.

Adjustments to Compensation. A portion of our permanent employee workforce (full-time and part-time) worked for less than the full year due to, among other things, commencing employment after the beginning of the year or taking an unpaid leave of absence. In determining our Median Employee, we annualized the total compensation for those individuals (but not for individuals in temporary or seasonal positions).

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “Incentive Plan”) was approved by our shareholders and is administered by our Compensation Committee.

The Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the Incentive Plan is 500,000 shares. As of April 18, 2022, 269,839 shares of our common stock were available for further issuance under the Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;
•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or
•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2021, under our long-term incentive compensation program, each of our executive officers received performance-based awards. Additionally, in 2020 each of our executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2021 Compensation.” The following table contains information regarding grants of plan-based awards to our executive officers in the year ended December 31, 2021. In this table, annual incentive compensation awards are abbreviated as “AIC,” long-term performance-based incentive awards are abbreviated as “LTIP.”

										All Other Stock Awards:
		Board or Committee Approval	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			Grant Date Fair Value of Stock
Name	Type	Date (1)	Date (2)	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (5)
G. Janelle Frost	AIC	02/22/2021	03/01/2021	$—	$408,600	$612,900	$—	$—	$—	$—
	LTIP	02/22/2021	03/01/2021	—	—	—	—	749,100	1,123,650	1,029,041
Neal A. Fuller	AIC	02/22/2021	03/01/2021	—	152,250	228,375	—	—	—	—
	LTIP	02/22/2021	03/01/2021	—	—	—	—	239,250	358,875	328,658
Vincent J. Gagliano	AIC	02/22/2021	03/01/2021	—	96,600	144,900	—	—	—	—
	LTIP	02/22/2021	03/01/2021	—	—	—	—	177,100	265,650	243,283
Andrew B. McCray	AIC	02/22/2021	03/01/2021		87,300	130,950
	LTIP	02/22/2021	03/01/2021					160,050	240,075	219,861
Kathryn H. Shirley	AIC	02/22/2021	03/01/2021	—	89,100	133,650	—	—	—	—
	LTIP	02/22/2021	03/01/2021	—	—	—	—	163,350	245,025	224,394

__________

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.

Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis – 2021 Annual Incentive Compensation.”

4.

Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

5.

With respect to long-term performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2021. None of the named executive officers held stock options as of December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
G. Janelle Frost	—	—	$2,229,700
Neal A. Fuller	—	—	712,250
Vincent J. Gagliano	—	—	527,450
Andrew B. McCray	6,750	363,352	456,473
Kathryn H. Shirley	—	—	486,200

__________

1.

With respect to Mr. McCray, 1,800 shares of restricted stock will vest on May 20, 2022; 2,250 shares of restricted stock will vest on May 20, 2023; and 2,700 shares of restricted stock will vest on May 20, 2024.

2.	Represents the value of the shares of restricted stock based on a price of $53.83, the closing price of our common stock on December 31, 2021.
3.

Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The Company has no outstanding options and as a result, none of our executive officers exercised stock options during the year ended December 31, 2021. The following table provides information, for each of our executive officers, on the number of shares of common stock resulting from the vesting of shares of restricted stock, the payout of the 2018 – 2020 performance awards and the value realized before payment of any applicable withholding tax during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
G. Janelle Frost	13,458	$866,250
Neal A. Fuller	4,550	$292,875
Vincent J. Gagliano	3,332	$214,500
Andrew B. McCray	1,350	$80,582
Kathryn H. Shirley	5,948	$346,440

__________

1.	Represents performance-based awards for the 2018 – 2020 performance period. With respect to Mr. McCray and Ms. Shirley amounts include time-based restricted stock.
2.

Value determined on grant date for time-based restricted stock. With respect to performance awards, value is based on the volume weighted trading price per share for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our executive officers under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2021) if their employment had terminated on December 31, 2021, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2021. In addition, the table quantifies the compensation that would have become payable to each of our executive officers assuming that a change in control of the Company had occurred on December 31, 2021, and determining any amounts that would be payable under the employment agreements in effect as of that date. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
G. Janelle Frost
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	1,702,481	41,973	1,478,053	3,222,507
Termination without Cause or for Good Reason (following a Change in Control)	1,702,481	41,973	1,478,053	3,222,507
Death or Disability	—	—	1,478,053	1,478,053
Retirement	—	—	1,478,053	1,478,053
Change in Control	—	—	—	—
Neal A. Fuller
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	633,377	27,363	472,187	1,132,927
Termination without Cause or for Good Reason (following a Change in Control)	633,377	27,363	472,187	1,132,927
Death or Disability	—	—	472,187	472,187
Retirement	—	—	472,187	472,187
Change in Control	—	—	—	—
Vincent J. Gagliano
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	454,795	28,875	349,748	833,418
Termination without Cause or for Good Reason (following a Change in Control)	454,795	28,875	349,748	833,418
Death or Disability	—	—	349,748	349,748
Retirement	—	—	349,748	349,748
Change in Control	—	—	—	—
Andrew B. McCray
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	331,026	20,576	295,879	647,481
Termination without Cause or for Good Reason (following a Change in Control)	331,026	20,576	295,879	647,481
Death or Disability	—	—	295,879	295,879
Retirement	—	—	295,879	295,879
Change in Control	—	—	—
Kathryn H. Shirley
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	420,518	859	322,295	743,672
Termination without Cause or for Good Reason (following a Change in Control)	420,518	859	322,295	743,672
Death or Disability	—	—	322,295	322,295
Retirement	—	—	322,295	322,295
Change in Control	—	—	—	—

__________

1.	Cash severance is payable in installments over 12 months (18 months for Ms. Frost).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Ms. Frost).
3.

Performance-based awards granted under the 2012 Incentive Plan will partially vest upon death or disability, retirement and will also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column includes the value of restricted stock awards that would vest on December 31, 2021 at $53.83 per share, the closing price of our common stock on December 31, 2021. With respect to the performance-based awards, the amounts in this column reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s Chief Compliance Officer determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2021, the 2012 Incentive Plan and the Non-Employee Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2021.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	—	—	311,980	(1)

__________

1.	Represents 42,141 shares of common stock available for issuance under the Non-Employee Director Plan and 269,839 shares of common stock available for issuance under the 2012 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 18, 2022 for:

•	each of our directors;
•	each of our executive officers;
•	all directors and executive officers as a group; and
•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 19,320,422 shares of common stock outstanding as of April 18, 2022.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Michael J. Brown (1)	6,161	*
Teri G. Fontenot (1)	5,408	*
Philip A. Garcia (1)(2)	18,643	*
Billy B. Greer (3)	261	*
Jared A. Morris (1)(4)	76,792	*
Millard E. Morris (1)(5)	110,641	*
Randall E. Roach (1)	10,262	*
Sean Traynor (1)	9,726	*
G. Janelle Frost	70,409	*
Neal A. Fuller	19,452	*
Vincent J. Gagliano	18,474	*
Andrew B. McCray (6)	7,999	*
Kathryn H. Shirley	11,563	*
All directors and executive officers as a group (13 persons) (6)	365,791	1.90%

__________

*	Less than 1%.
1.

Includes 801 shares of restricted stock granted on the date of our 2021 annual meeting of shareholders pursuant to our Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.

2.	Includes 18,643 shares beneficially owned through a revocable trust, of which Mr. Garcia is the sole trustee.
3.

Includes 261 shares of restricted stock granted upon Mr. Greer joining the Board in March 2022 pursuant to our Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.

4.	Includes 60,317 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
5.	Includes 96,220 shares beneficially owned by an entity controlled by Mr. M. Morris.
6.

Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Mr. McCray (6,750 shares), and all directors and executive officers as a group (12,618 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 18, 2022.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	3,140,071	16.3%
Neuberger Berman Group LLC (2)	1,459,957	7.6%
Victory Capital Management, Inc. (3)	1,347,400	7.0%
The Vanguard Group (4)	1,264,932	6.5%

__________

1.

According to an amended Schedule 13G/A filed on January 27, 2022 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 3,098,732 shares of common stock and sole dispositive power with respect to 3,140,071 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.

2.

According to a Schedule 13G filed on February 11, 2022 by Neuberger Berman Group LLC (“Neuberger”), Neuberger Group has shared voting power with respect to 1,445,912 shares of common stock and shared dispositive power with respect to 1,459,957 shares of common stock. The address for Neuberger is 1290 Avenue of the Americas, New York, New York 10104.

3.

According to an amended Schedule 13G/A filed on February 1, 2022 Victory Capital Management, Inc (“Victory”), Victory has sole voting power with respect to 1,333,330 shares of common stock, and sole dispositive power with respect to 1,347,400 shares of common stock. The address for Victory is 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144.

4.

According to an amended Schedule 13G filed on February 9, 2022 by The Vanguard Group (“Vanguard”), Vanguard has shared voting power with respect to 15,138 shares of common stock, sole dispositive power with respect to 1,233,841 shares of common stock and shared dispositive power with respect to 31,091 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, Mr. Brown, Mr. Garcia, Mr. J. Morris, Mr. Roach and Mr. Traynor served as members of the Compensation Committee. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2021, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. In 2021, the Audit Committee again selected Ernst & Young LLP as the Company’s independent registered public accounting firm. The Committee considered Ernst & Young’s qualifications and work quality, as well as the quality of personnel assigned to our audit, in making the appointment.

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving reports through the Company’s toll-free whistle-blower “hotline.” The Committee is comprised of four independent directors and operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Board determined that Ms. Fontenot, Mr. Brown, Mr. Garcia and Mr. J. Morris each meet the requirements of “audit committee financial expert” as defined by SEC rules. The charter is available on the Company’s website in the Investors Section at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2021 prior to their issuance. During 2021, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 61, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP the challenging, subjective or complex judgments made by the Company in its financial statements. The Committee discussed the critical accounting matter related to the Company’s judgments in the valuation of Loss and Loss Adjustment Reserves and how Ernst & Young LLP addressed the uncertainties related to those judgments in their audit. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence. In evaluating Ernst & Young LLP, the Audit Committee reviewed the latest PCAOB evaluation reports for the firm. The committee noted that Ernst & Young LLP had generally improved audit quality results in the last several PCAOB reports. The Committee believes the audit quality provided by Ernst & Young LLP is good.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, and who reviewed and discussed the 2021 audited financial statements referenced above and who served as members of the Audit Committee during 2021, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Philip A. Garcia (Chair)	Michael J. Brown	Teri G. Fontenot	Jared A. Morris

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2021 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2022. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2021 and 2020 and for fees billed for other services rendered by Ernst & Young LLP.

	2021	2020
Audit fees (1)	$1,355,000	$1,355,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

__________

1.

Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2021 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2023 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 4, 2023 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting of shareholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 3, 2023 and no later than March 5, 2023.

In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2023.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

Chief Administrative Officer and Secretary

DeRidder, Louisiana

April 29, 2022

APPENDIX A – 2022 EQUITY AND INCENTIVE COMPENSATION PLAN

AMERISAFE, INC.

2022 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose.  The purpose of this Plan is to permit award grants to non-employee Directors and officers and other employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance and/or service.

2.Definitions.  As used in this Plan:

(a)“Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan.

(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)“Board” means the Board of Directors of the Company.

(d)“Business Combination” means consummation of reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction.

(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)“Cause” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant: (i) the Participant’s conviction, guilty plea or plea of nolo contendere to any felony, or to any crime of moral turpitude; (ii) the willful misconduct of the Participant, or the willful or continued failure by the Participant (except as a result of disability or illness) to substantially perform his duties to the Company, in either case which has a material adverse effect on the Company or a Subsidiary, as the case may be; provided, however, that, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant, a Participant shall not be deemed to have been terminated for Cause under this Plan or any Evidence of Award issued hereunder unless the Participant is given the opportunity to cure any acts or omissions giving rise to a termination for Cause (other than those acts or omissions set forth in subsection (i) of the definition of Cause) within 30 days of the Participant’s receipt of notice of such acts or omissions.

(g)“Change in Control” has the meaning set forth in Section 13 of this Plan.

(h)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(i)“Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan.

(j)“Common Shares” means the common shares of the Company, $0.01 par value per share, or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(k)“Company” means AMERISAFE, Inc., a Texas corporation, and its successors.

(l)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Shares, Restricted Share Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(m)“Detrimental Activity” means, unless otherwise set forth in an Evidence of Award or other agreement between the Company and a Participant:

(i)

engaging in any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct or indirect responsibility during the last two years of his or her employment with, or having acted as a consultant to, the Company or a Subsidiary ( or such other period specified in an Evidence of Award), in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity (or any portion of such territory or such other territory specified in the Evidence of Award);

(ii)	soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;
(iii)

the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company or its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries;

(iv)

the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by, or while consulting with, the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v)	activity that results in termination of employment for Cause; or
(vi)

any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or nor not opposed to the best interests of the Company.

(n)“Director” means a member of the Board.

(o)“Effective Date” means the date this Plan is approved by the Shareholders.

(p)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of an award granted under this Plan.  An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(r)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(s)“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the date thereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a specific vote of at least two-thirds of the then Incumbent Directors; provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(t)“Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, dividend equivalents or other awards pursuant to this Plan.  The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics):  (1) cash flow/net assets ratio; (2) return on assets, capital or investment; (3) return on equity; (4) earnings per share growth; (5) revenue growth; (6) total shareholder return; (7) loss ratio; (8) expense ratio; (9) combined ratio; (10) direct premiums written or premium volume; (11) net income (before or after taxes); (12) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); (13) market share; (14) cost reduction goals; (15) earnings from continuing operations; (16) levels of expense, costs or liabilities; (17) operating profit; (18) sales or revenues; (19) stock price appreciation; or (20) implementation or completion of critical projects or processes.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(u)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred.  If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee.  The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(v)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w)“Option Price” means the purchase price payable on exercise of an Option Right.

(x)“Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(y)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(z)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(aa)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(cc)“Plan” means this AMERISAFE, Inc. 2022 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(dd)“Predecessor Plan” means the AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan, including as amended or amended and restated from time to time.

(ee)“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(ff)“Restricted Share Units” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(gg)“Restriction Period” means the period of time during which Restricted Share Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(hh)“Shareholder” means an individual or entity that owns one or more Common Shares.

(ii)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(jj)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(kk)“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

(ll)“Voting Securities” means, at any time, (i) the securities entitled to vote generally in the election of Directors in the case of the Company, or (ii) the securities entitled to vote generally in the election of members of the board of directors or similar body in the case of another legal entity.

3.Shares Available Under this Plan.

(a)Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Share Units, (D) in payment of Performance Shares or Performance Units, (E) in connection with awards to non-employee Directors, (F) in connection with awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents with respect to awards made under this Plan will not exceed in the aggregate (x) 500,000 Common Shares, plus (y) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan.  Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share issued or transferred in connection with an award granted under this Plan.

(b)Share Counting Rules.

(i)

Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued or transferred to a Participant.  Except as provided in Section 23 of this Plan, if any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available (or continue to be available, as applicable) for issuance or transfer under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Shares issued or transferred pursuant to an award granted under the Predecessor Plan are forfeited, the Common Shares subject to such award will, to the extent of such forfeiture, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) if Common Shares are withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right, the total number of Common Shares covered by the Option Right being exercised will reduce the shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards under this Plan will reduce the shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to an Appreciation Right, to the extent it is exercised and settled in Common Shares, and whether or not all Common Shares covered by the Appreciation Right are actually issued to the Participant upon exercise of the Appreciation Right, will be considered issued or transferred pursuant to this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plan) will not be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)Limit on Incentive Stock Options.  Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares.

(d)Notwithstanding anything in this Plan to the contrary, up to 10% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a)(i) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for (i) awards granted under Section 6 through Section 8 and Section 10 of this Plan that do not comply with the three-year or one-year vesting requirements set forth in such sections of this Plan plus (ii) awards granted to non-employee Directors under Section 9 this Plan.

4.Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest.  Option Rights may provide for continued vesting or the earlier vesting of such Option Rights (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(f)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii)

options that are not intended to so qualify, or (iii) combinations of the foregoing.  Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)No Option Right will be exercisable more than 10 years from the Date of Grant.  The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)Each grant of Option Rights will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.Appreciation Rights.

(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights.  An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.
(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest.  Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights (A) in the event of the retirement, death or disability of a Participant, or (B) in the event of a Change in Control where either (x) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (y) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.  The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.Restricted Shares.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.  If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Stock.  Restrictions relating to Restricted Shares that vests upon the achievement of Management Objectives may not terminate sooner than one year from the Date of Grant.

(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (x) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (y) such Restricted Shares is not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g)Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award.  For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.  Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.Restricted Share Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Share Units to Participants.  Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.  If a grant of Restricted Share Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Share Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year from the Date of Grant.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on at least an annual basis, as determined by the Committee.

(d)Notwithstanding anything to the contrary contained in this Plan, Restricted Share Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period (i) in the event of the retirement, death or disability of a Participant or in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Restricted Share Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(e)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Share Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Share Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Share Units shall be deferred until, and paid contingent upon, the vesting of such Restricted Share Units.

(f)Each grant or sale of Restricted Share Units will specify the time and manner of payment of the Restricted Share Units that have been earned.  Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(g)Each grant or sale of Restricted Share Units will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.Cash Incentive Awards, Performance Shares and Performance Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time (not less than one year) as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification (i) in the event of the retirement, death or disability of a Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for “cause” or terminates his or her employment for “good reason” (as such terms may be defined in the Evidence of Award or otherwise) or (B) such Performance Shares, Performance Units or Cash Incentive Awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award.  Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.Awards to Non-Employee Directors.  Subject to the limit set forth in Section 3(d) of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Shares or Restricted Share Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee, will not be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Each grant will specify, in the case of an Option Right, an Option Price per share and, in the case of an Appreciation Right, a Base Price per share, which (except with respect to awards under Section 23 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Shares, Restricted Share Units or other awards under the Plan in lieu of cash.

10.Other Awards.

(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company.  The Committee will determine the terms and conditions of such awards.  Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 10 shall be deferred until, and paid contingent upon, the earning and vesting of such awards.

(e)Each grant of an award under this Section 10 will be evidenced by an Evidence of Award.  Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than three years, except that the restrictions may be removed no sooner than ratably on an annual basis during the three-year period as determined by the Committee. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than one year from the Date of Grant.

(g)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award (i) in the event of the retirement, death or disability of the Participant or (ii) in the event of a Change in Control where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Other Awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

11.Administration of this Plan.

(a)This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder.  The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof.  To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.  No member of the Committee shall be liable for any such action or determination made in good faith.  In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan.  The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee:  (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12.Adjustments.  The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines in good faith is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.  In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.  The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.Change in Control.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)the acquisition by any person or entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Securities by the Company or a Subsidiary, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (C) any acquisition of Voting Securities by any person or entity pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) below;

(b)a majority of the Board ceases to be comprised of Incumbent Directors;

(c)a Business Combination, unless, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; provided, however, that no person will be treated for purposes of this Section 13(c) as beneficially owning 35% or more of the Voting Securities of the entity resulting from the Business Combination solely as a result of the Voting Securities held in the Company prior to consummation of the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(d)approval by the Shareholders of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(c) hereof.

14.Detrimental Activity and Recapture Provisions.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the definition of “Detrimental Activity” in this Plan, in the applicable Evidence of Award or in such clawback policy.  In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15.Accommodations for Participants of Different Nationalities.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom given that Participants are expected to be nationals of both the United States of America and other countries, or to be employed by the Company or any Subsidiary both within and outside of the United States of America.  Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16.Transferability.

(a)Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Shares, Restricted Share Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 or Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value.  Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred.  Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

17.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit.  If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld.  Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant.  The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income.  In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee.  Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants.  This Plan and any grants made hereunder will be administered in a manner consistent with this intent.  Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.  In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.Amendments.

(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval.  This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan.  Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c)If permitted by Section 409A of the Code, but subject to Section 19(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Share Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 or Section 10 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent.  The Board may, in its discretion, terminate this Plan at any time.  Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20.Governing Law.  This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Texas.

21.Effective Date/Termination.  This Plan will be effective as of the Effective Date.  No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue following the Effective Date.  No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.  For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

22.Miscellaneous Provisions.

(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right.  Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Common Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code.  The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.  Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

23.Share-Based Awards in Substitution for Awards Granted by Another Company.  Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary.  Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan.  In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 23(a) or 23(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.Election of Directors	☐	☐	☐
Nominees
1) Teri G. Fontenot 2) Billy B. Greer 3) Jared A. Morris

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain

2. To approve the Company’s 2022 Equity & Incentive Compensation Plan	☐	☐	☐
3. To approve, on an advisory basis, our executive compensation as described in the Proxy Statement.	☐	☐	☐
4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and AR/10K Wrap are available at www.proxyvote.com.

AMERISAFE, INC.

Annual Meeting of Shareholders

June 10, 2022 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Neal A. Fuller and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of AMERISAFE, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 10, 2022 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting. Please review the Notice of the Annual Meeting carefully as it includes information regarding the possibility that the meeting will be held by means of remote communication in light of the evolving coronavirus situation.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side